EXHIBIT 11
                 STANLEY FURNITURE COMPANY, INC.
     SCHEDULE OF COMPUTATION OF NET INCOME PER COMMON SHARE
                           (Unaudited)
              (In thousands, except per share data)

                                    Three Months Ended     Nine Months Ended
                                   September  September   September September
                                   25,  1994  26,  1993   25,  1994 26,  1993

Earnings used in calculating pri-
  mary and fully diluted earnings
  (loss) per common share:
Income from continuing operations.. $  863      $1,226      $4,206    $3,610
Loss on disposal of discontinued
   division........................                         (2,758)

Net income (loss) as reported...... $  863      $1,226      $1,448    $3,610

Primary earnings (loss) per common
  share:
Weighted average shares outstanding
  during the period................  4,726       4,721       4,725     3,513
Add shares issuable assuming excer-
  cise of stock options............     13           3          20         1

Weighted average number of shares
  used in calculating primary
  earnings per common share........  4,739       4,724       4,745     3,514

Income from continuing operations.. $  .18      $  .26      $  .89    $ 1.03
Loss on disposal of discontinued
  division.........................                           (.58)
Net income......................... $  .18      $  .26      $  .31    $ 1.03

Fully diluted earnings (loss) per
common share:
Weighted average shares outstanding
  during the period................  4,726       4,721       4,725     3,513
Add shares issuable assuming excer-
  cise of stock options............      6           3           5         1

Weighted average number of shares
  used in calculating fully diluted
  earnings per common share........  4,732       4,724       4,730     3,514

Income from continuing operations.. $  .18      $  .26      $  .89    $ 1.03
Loss on disposal of discontinued
  division.........................                           (.58)
Net income......................... $  .18      $  .26      $  .31    $ 1.03

WP51\EXHIBIT.11